EXHIBIT 5



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                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099

December 11, 2007

Virtual Radiologic Corporation
5995 Opus Parkway, Suite 200
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We have acted as counsel to Virtual Radiologic Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about December 11, 2007 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of 2,800,916 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issuable pursuant to the terms of the Virtual Radiologic Corporation Equity Incentive Plan (the "Plan"), and an additional 120,000 shares of the Common Stock which are issuable outside of the Plan upon the exercise of stock options granted pursuant to non-incentive stock option agreements with Nabil El-Hage, Andrew Hertzmark, Mark Jennings and Richard Nigon (collectively, the "Agreements").

In connection with this opinion, we have examined, among other things, such Federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of all such documents, certificates, records and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below. As to factual matters, we have relied upon certificates and statements of officers of the Company and such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below, and we have not undertaken any independent investigation to determine the existence of or absence of such factual matters. In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies, as well as the genuineness of all signatures on all such documents.

Based on and subject to the foregoing, we hereby inform you that, in our opinion, when the Registration Statement has become effective under the Act, the shares of Common Stock to be issued, when issued in accordance with the terms of the Plan or the Agreements, as applicable, for consideration in excess of $0.001 per share, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP